Exhibit 99.1

Trilogy Metals Announces Election of Directors and Voting Results from the 2026 Annual Meeting of Shareholders

VANCOUVER, BC, May 14, 2026 /CNW/ - Trilogy Metals Inc. (NYSE American: TMQ) (TSX: TMQ) ("Trilogy Metals", "Trilogy" or the "Company") announced today the detailed voting results on the items of business considered at its Annual Meeting of Shareholders ("Meeting") held in Vancouver on Wednesday, May 13, 2026. All proposals were approved and the nominees listed in the management proxy circular for the Meeting were all elected as directors. A total of 108,434,019 or 62.84% of the Company's issued and outstanding shares eligible to vote were represented at the Meeting.

Shareholder Voting Results

The Shareholders voted on the following matters at this year's Meeting. Other than Proposal 1, which represents votes by ballot, the results presented below represent votes according to proxies received.

Proposal 1: Election of Directors

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Tony Giardini	72,071,854	99.63	266,145	0.37
James Gowans	71,784,231	99.23	553,768	0.77
William Hayden	62,120,704	85.88	10,217,295	14.12
William Iggiagruk Hensley	61,727,844	85.33	10,610,155	14.67
Gregory Lang	62,351,925	86.20	9,986,074	13.80
Janice Stairs	61,889,904	85.56	10,448,095	14.44
Diana Walters	61,936,030	85.62	10,401,969	14.38

Proposal 2: Appointment of Auditors

Votes For	% Votes For	Votes Withheld	% Votes Withheld
108,120,605	99.71	313,412	0.29

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

Votes For	% Votes For	Votes Against	% Votes Against	Votes Abstaining	% Votes Abstaining
68,382,003	94.53	3,396,785	4.70	559,209	0.77

Detailed results of all items of business are also available in the Report of Voting Results filed under the Company's SEDAR+ profile at www.sedarplus.ca and on the Form 8-K filed under the Company's EDGAR profile at www.sec.gov.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company holding a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects ("UKMP") in northwestern Alaska. On December 19, 2019, South32 Limited, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy Metals. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts polymetallic volcanogenic massive sulfide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation, that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy Metals' vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

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SOURCE Trilogy Metals Inc.

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%CIK: 0001543418

For further information: Company Contact: Matthew Keevil, Vice President, Investor Relations and Business Development, ir@trilogymetals.com, Phone: +1 604 638 8088

CO: Trilogy Metals Inc.

CNW 06:30e 14-MAY-26